Exhibit H



                            UNITED STATES OF AMERICA

                                     BEFORE

                     THE SECURITIES AND EXCHANGE COMMISSION



                     Cinergy Corp., et al.
                                                          File No. 070-10254
Public Utility Holding Company Act of 1935





                            RESPONSE OF CINERGY CORP.
                                       TO
              MOTION TO INTERVENE AND PROTEST, AND IN THE ALTERNATIVE,
                              MOTION FOR HEARING
                                     OF THE
                             OHIO CONSUMERS' COUNSEL




                                 I. INTRODUCTION

         On February 14, 2005, the Ohio Consumers' Counsel ("OCC") submitted a Motion to Intervene and Protest, and in the Alternative, Motion for Hearing ("Motion") with respect to the pending Declaration on Form U-1 as amended ("SEC Application" or "Application") filed by Cinergy Corp. ("Cinergy"), a registered holding company under the Public Utility Holding Company Act of 1935, and its Ohio electric and gas utility holding company subsidiary, The Cincinnati Gas & Electric Company ("CG&E"). The Application requests Commission authorization for CG&E to transfer ("Proposed Transfer") certain electric generating facilities -- namely, CG&E's interest in the East Bend, Miami Fort 6, and Woodsdale generating units, as described further in the Application ("Generating Assets") -- to its Kentucky electric and gas utility subsidiary, The Union Light Heat & Power Company ("ULH&P"). The OCC requests that the Commission deny the Proposed Transfer as presently structured or in the alternative conduct a hearing.

         The OCC's Motion is misplaced. The OCC would have this Commission in effect overturn or reconsider statutes enacted by the Ohio legislature and decisions by the Public Utilities Commission of Ohio ("PUCO") on these very matters. The issues raised in the Motion involve assertions solely relating to matters of Ohio state law and regulation, which are jurisdictional to, and have been resolved in evidentiary proceedings held by, the PUCO. The OCC participated in those proceedings. The OCC now seeks to re-litigate issues of Ohio state law and regulation that were fully considered and squarely rejected by the PUCO. The Commission should deny OCC's Motion in its entirety and approve the Application.



                                  II. ARGUMENT

         The Proposed Transfer has been approved by the Kentucky Public Service Commission ("KPSC"). The issues raised by the OCC directly conflict with Ohio statutory law and have been considered and rejected in proceedings involving CG&E and the OCC held before the PUCO. The Commission should reject the OCC's request that it second guess the resolution of these state matters properly submitted to and determined by the relevant state utility commissions in Ohio and Kentucky.

A. The Generating Assets are not rate base assets and can no longer affect retail generation prices in Ohio because generation is a competitive service in Ohio.

         The OCC argues that it is against the interest of Ohio consumers for CG&E to transfer the Generating Assets to ULH&P. Its assertion directly conflicts both with Ohio statutes and decisions of the PUCO and KPSC.

         In December 2003, after conducting hearings on the matter, the KPSC authorized the Proposed Transfer.1 With respect to Ohio, the Ohio legislature has expressly determined that Ohio utilities have sole discretion and control over the retention or divestiture of their generation assets:

                           Notwithstanding section 4905.20, 4905.21, 4905.46, or
                  4905.48 of the Revised Code, an electric utility may divest itself of any generating asset at any time without commission approval, subject to the provisions of Title XLIX [49] of the Revised Code relating to the transfer of transmission, distribution, or ancillary service provided by such generating asset.2

Moreover, the PUCO is fully aware that CG&E is divesting the Generating Assets and, over the OCC's objections, approved retail generation market prices through 2008 based in part upon the divestiture of these assets.3 In short, the Proposed Transfer fully accords with Ohio statutory law, and the applicable state authorities either have approved the Proposed Transfer as in the public interest or are aware of, and have approved market-based rates that specifically contemplate, the Proposed Transfer.4

         With respect to the interests of Ohio consumers raised by the Motion, the Ohio legislature deregulated generation service in the State of Ohio effective January 1, 2001.5 That legislation required electric utilities, including CG&E, to "unbundle" their rates into distribution, transmission, and generation components to permit competitive retail electric service providers to compare their generation price with the utilities' generation price and compete for customers.6 Ohio statutes expressly provide that generation prices are no longer subject to traditional rate-base rate of return regulation; require CG&E to apply to the PUCO to establish market-based generation prices; and limit the PUCO's authority over market prices of electricity generation.7

         The OCC, contrary to legislative and PUCO determinations, alleges that the transfer of the Generating Assets will somehow harm Ohio consumers.8 To the contrary, by transferring the Generating Assets, CG&E is acting within Ohio's statutory framework and is not taking any action not contemplated by the Ohio legislature and considered and acknowledged by the PUCO. Moreover, in raising concerns about generation prices charged to Ohio consumers, the OCC ignores the Ohio statutes regarding generation prices and fails to take into account the effect of the market on generation prices. To the extent the OCC has any complaint, it should be lodged with the Ohio legislature, not with this Commission.

B.       The PUCO found that Ohio consumers are held harmless by the Proposed
         Transfer: CG&E's generation resources historically have served not only CG&E's Ohio electric customers but also indirectly ULH&P's Kentucky electric customers.

         The arguments raised by the OCC in this case were recently litigated by CG&E, the OCC, and other parties before the PUCO in the Rate Stabilization Plan Proceeding, which set CG&E's Ohio generation market price through December 31, 2008.

         In that case, the Ohio Marketers' Group, a coalition of competitive retail electric service providers, also questioned the Proposed Transfer.9 The record established, however, that there would be virtually no effect on CG&E and its consumers because historically, through a wholesale contractual arrangement between ULH&P and CG&E, the Generating Assets had been part of a portfolio of CG&E generation resources serving the same "load" of customer demand for electricity.10 This long-term supply relationship -- under which CG&E for many years has met the full electric requirements of its subsidiary ULH&P from CG&E's generation resources, including the Generating Assets, under successive wholesale supply agreements approved by the FERC -- is essential context for the Proposed Transfer. It is discussed in the SEC Application, but ignored by the OCC in its Motion.11

         In its Opinion and Order in the RSP Proceeding, the PUCO specifically addressed the Proposed Transfer.12 The PUCO held that "[w]e are satisfied with CG&E's explanation that its customers have first call on the East Bend, Miami Fort No. 6, and Woodsdale Units until they are transferred to ULH&P. [Conversely,] [a]fter that transfer expenses related to those units will no longer be included in the calculation of the [market-based rate]."13 Thus, in approving the generation market price CG&E will charge to consumers through 2008, the PUCO expressly recognized the Proposed Transfer and found no harm to CG&E's consumers resulting from the Proposed Transfer.14 The OCC was an active party to the case before the PUCO, fully and unsuccessfully litigating there the same issues it seeks to raise here.


C.       The OCC's factual allegations are incorrect.

         The OCC argues that the Proposed Transfer is against the public interest of Ohio consumers for three reasons: (1) the sale price is insufficient and leaves CG&E with a generation shortfall; (2) the transfer violates Ohio statutory corporate separation requirements; and (3) the transfer harms retail competitive conditions in Ohio.15 The OCC is wrong in each instance.

         First, as discussed above, the Kentucky commission has expressly authorized and the Ohio commission is fully aware of the Proposed Transfer. Both commissions are aware that the transfer is at net book value, and of the effect, if any, on generation capacity available to consumers in both states. Indeed, when the issue was litigated in Ohio, the evidence of record suggested that Ohio consumers may actually benefit from lower prices as a result of the transfer.16 On cross-examination, CG&E witness Mr. Steffen, Vice President - Rates, testified that "to the extent those plants left the system and we had lesser environmental (costs), in fact, it would flow through a lesser component - a reduced dollar value component of the POLR (provider of last resort charge) and could cause the POLR to be lower."17 Mr. Steffen also testified that "the relative situation for CG&E in terms of capacity versus load is somewhat unchanged because the assets match the load."18 The PUCO agreed with CG&E's assessment that the transfer did not harm Ohio consumers when it approved CG&E's generation market price for the period extending through 2008.19

         Further, because ULH&P is a subsidiary of CG&E, CG&E has always served ULH&P by wholesale contract from CG&E's generating assets. ULH&P customers have paid the contract rate approved by the FERC and the KPSC. Therefore, contrary to the OCC's assertions, Kentucky customers, just like Ohio customers, have "paid" for the Generating Assets. Under these circumstances, a transfer at net book value, where the load follows the assets (and vice versa), and where Ohio customers may experience lower prices due to lower environmental costs, is reasonable. The PUCO and KPSC agreed.

         Second, the OCC alleges that the transfer violates Ohio corporate separation law.20 To the contrary, the PUCO has specifically approved CG&E's corporate separation plan, including the Proposed Transfer. In making this assertion, the OCC quotes a section of the PUCO's November 2004 rehearing order addressing CG&E's argument that the PUCO cannot force CG&E to divest all of its generation assets.21 That argument between CG&E and the PUCO is not at issue in this proceeding, or for that matter before the PUCO. In fact, the PUCO has determined that CG&E need not divest the entirety of its generation assets at this time and has approved CG&E's corporate separation plan through December 31, 2008.22 The PUCO's order is consistent with Ohio's statutory framework because the legislature determined that CG&E may, but is not required to, divest its generation assets without PUCO approval.23 Thus, the PUCO specifically considered the Proposed Transfer, and approved both CG&E's generation market price and its corporate separation plan as those elements will exist after the transfer. The OCC's argument on this point has no merit.24

         Third, the OCC alleges that the transfer is "anti-competitive" because ULH&P and Ohio retail load will not be served through a wholesale competitive bid process.25 The OCC alleges that Ohio law requires such a process.26 It does not. Ohio law requires CG&E to offer a competitive bid process for retail consumers to choose or reject a retail price resulting from the competitive bid.27 Nothing in the relevant statutory provision requires retail load to be bid out. The PUCO agrees with CG&E and has approved the competitive bid process contained in its market-based standard service offer application.28



                                 III. CONCLUSION

         For the foregoing reasons, Cinergy and CG&E respectfully request that the Commission reject the OCC's arguments and approve the Application. As for the OCC's alternative of a further evidentiary hearing, there is no need for an SEC hearing to re-litigate state ratemaking issues; the Commission should not be asked to substitute its judgment for the judgment of the PUCO regarding these state issues.

                                    Respectfully submitted,

                                    CINERGY CORP.
                                    THE CINCINNATI GAS & ELECTRIC COMPANY

                                    By: /s/ George Dwight II_ George Dwight II
                                        Associate General Counsel 139 East
                                        Fourth Street, 25 AT2 Cincinnati, Ohio
                                        45202 513-287-2643 (P) 513-287-3810 (F)
                                        gdwight@cinergy.com


                                        William C. Weeden
                                        Skadden Arps Slate Meagher & Flom
                                        1400 New York Avenue, N. W.
                                        Washington, D.C. 20005
                                        202-371-7877 (P)
                                        202-371-7012 (F)
                                        wweeden@skadden.com






                               CERTIFICATE OF SERVICE

         A copy of this Response was mailed (electronically and via next business day overnight delivery) to the OCC's counsel of record in this matter on March 4, 2005.

                                            /s/ George Dwight II
                                            George Dwight II



1 In the Matter of the Application of The Union Light Heat and Power Company for a Certificate of Public Convenience to Acquire Certain Generation Resources and Related Property; for Approval of Certain Purchase Power Agreements; for Approval of Certain Accounting Treatment; and for Approval of Deviation from Requirements of KRS 278.2207 and 278.2213(6), Case No. 2003-00252 (Dec. 5,
2003).
2  Ohio Rev. Code Ann. ss. 4928.17 (Baldwin 2005) (emphasis added).
3 In re CG&E's MBSSO, Case No. 03-93-EL-ATA ("Rate Stabilization Plan Proceeding" or "RSP Proceeding") (Opinion and Order at 33-35) (September 29,
2004) ("September 2004 CG&E RSP Order").
4 Further, by orders dated March 2, 2005 (Docket No. ER04-1249-000) and March 3, 2005 (Docket Nos. ER04-1248-000, ER04-1248-001 & ER04-1247-000), the Federal
Energy Regulatory Commission ("FERC") has accepted for filing or cancellation certain agreements between CG&E and ULH&P relating to the Proposed Transfer, including the long-term full requirements power sale agreement discussed below. 5 Ohio Rev. Code Ann. ss. 4928.03 (Baldwin 2005).
6  Ohio Rev. Code Ann. ss. 4928.17 (Baldwin 2005).
7  Ohio Rev. Code Ann. ss.ss. 4928.01, 4928.03, 4928.05, 4928.14 (Baldwin 2005).
8 OCC Motion at 2 ("shifting costs to the disadvantage of CG&E's customers in Ohio"), 3 ("a multi-state strategy that disfavors Ohioans.")
9  September 2004 CG&E RSP Order, supra, OMG's brief at 15-16.
10 September 2004 CG&E RSP Order, supra (Tr. IV at 86-87) (testimony of CG&E witness, Mr. Steffen, Vice President -- Rates).
11 See, e.g., SEC Application, Item 1.A ("Historically, those [ULH&P] customers have been served entirely through long-term supply contracts between CG&E and ULH&P, in part from power generated from these Plants.") see also Id. at Item 1.D [emphasis added]:
         Although separately incorporated, ULH&P and CG&E have always been operated and planned effectively as a single company. For a number of reasons, all of the generating facilities for the combined companies have been placed in CG&E. CG&E's generation portfolio thus has been planned and operated to meet the power needs of retail customers in the Greater Cincinnati/Northern Kentucky area, the combined CG&E/ULH&P service territories, not just for CG&E load. ULH&P has paid for power from the Plants and CG&E's other generation assets under a number of long-term agreements, including currently under the Full Requirements PPA.
12  Id. (Opinion and Order at 35).
13  Id.
14 The PUCO approved CG&E's market price for generation to remain effective through December 31, 2008 -- well after the completion of the Proposed Transfer. In re CG&E's MBSSO, Case No. 03-93-EL-ATA (Entry on Rehearing) (November 23,
2004) ("November 2004 CG&E RSP Rehearing Order").
15  OCC Motion at 5-10.
16  September 2004 CG&E RSP Order, supra (Tr. IV at 88-89).
17  Id. at 89 (the POLR is a component of CG&E's generation market price).
18 Id. at 87. In that regard, as discussed in Section II.B, historically CG&E has effectively supplied the entire ULH&P electric load from CG&E's fleet of generating assets, including these Generating Assets. Although CG&E proposes to divest the Generating Assets, CG&E would also concurrently "divest" its full requirements supply obligation to ULH&P. As described in the SEC Application, this full requirements long-term supply contract between CG&E and ULH&P will be terminated at the closing of the Proposed Transfer. On March 3, 2005, the FERC accepted for filing the proposed cancellation of this contract. See note 4 supra.
19  September 2004 CG&E RSP Order, supra (Opinion and Order at 35).
20  OCC Motion at 7-9.
21  OCC Motion at 8.
22 September 2004 CG&E RSP Order, supra (Opinion and Order at 33-34). For strategic reasons, as a component of CG&E's transition plan to a deregulated environment in Ohio, CG&E had proposed in 1999, and in 2000 the PUCO had issued an order approving, a corporate separation plan, which contemplated, among other things, the transfer by CG&E to an exempt wholesale generator ("EWG") affiliate of all of CG&E's electric generating units. In addition to its knowledge of and non-opposition to the Proposed Transfer, the PUCO in the September 2004 CG&E RSP Order held that CG&E was under no obligation, through year-end 2008, to transfer its remaining generating assets (i.e., remaining after consummation of the Proposed Transfer) to an EWG affiliate.
23  Ohio Rev. Code Ann. ss. 4928.17 (Baldwin 2005).
24 In complete contradiction to its argument here, OCC has previously asserted that CG&E should be immediately required to divest all of its generating assets. September 2004 CG&E RSP Order, supra (Opinion and Order at 33); In re CG&E's MBSSO, Case No. 03-93-EL-ATA (OCC's Merit Brief at 17-21) (June 22, 2004).
25  OCC Motion at 9-10.
26  Id. at 9.
27  Ohio Rev. Code Ann. ss. 4928.14 (Baldwin 2005).
28  November 2004 CG&E RSP Rehearing Order, surpa.